EXHIBIT 10.2
SOUTHEAST BANK & TRUST
ORGANIZER STOCK OPTION AGREEMENT
     THIS AGREEMENT is made and entered into as of this ___ day of                     , 2002, (the “Grant Date”) by and between SouthEast Bank & Trust (the “Bank”), a Tennessee-chartered commercial bank with its principal place of business in Athens, Tennessee, and                                                             ,(“Optionee”).
     WHEREAS, the Board of Directors of the Bank has adopted the SouthEast Bank & Trust Stock Option Plan (the “Plan”) which, among other things authorizes the grant of stock options with respect to the common stock, one dollar ($1.00) par value, (the “Stock”) of the Bank, to the Organizers of the Bank.
     NOW, THEREFORE, in consideration of the premises and of the terms and conditions hereinafter set forth, the undersigned agree as follows:
     1. The Bank hereby grants to Optionee, and Optionee hereby accepts, an option to purchase                                          (                    ) shares of Stock (the “Organizer Options”), at an option price of $10.00 per share of Stock, the original issue price of the Stock. This Agreement shall be limited and construed as necessary in order that the Organizer Options may be treated as Non-Qualified Stock Options for federal income tax purposes and not be treated as Incentive Stock Options.
     2. The Organizer Options granted herein shall vest at the rate of one-third of the total number of shares granted under this Agreement, rounded down to the nearest whole number of shares, on each of the first and second anniversaries of the Grant Date, and the remainder shall vest on the third anniversary of the Grant Date.
     3. Subject to the terms of Paragraphs 4 and 5, any vested Organizer Options may be exercised at any time during the period between their vesting date and the close of the business day coinciding with, or immediately following, the tenth anniversary of the Grant Date. Any Organizer Options that are unexercised after such time shall expire as of that date.
     4. Subject to the terms of Paragraph 5, in the event of the Optionee’s death, the transferee of the Organizer Options granted by this Agreement shall have one year after the date of the Optionee’s death to exercise all, or any portion of, such Organizer Options which have become vested, and any Organizers Options that are unexercised as of the close of the business day coinciding with, or immediately following, such date shall expire immediately.
     5. Notwithstanding any provision of this Agreement, in the event the Bank fails to satisfy the minimum regulatory requirements relating to its capitalization, vested and unvested Organizer Options shall be subject to one or more of the following actions by the primary state or federal regulator:
Exhibit 10.2-1

(a) the requirement of immediate exercise of all, or any portion of, Optionee’s unexercised Organizer Options;
(b) the suspension of the right to exercise all, or any portion of, Optionee’s unexercised Organizer Options;
(c) the forfeiture of all, or any portion of, Optionee’s unexercised Organizer Options.
     6. Payment of the option price shall be made in cash or any other form acceptable to the Board of Directors of the Bank.
     7. In the event of any increase in the number of issued shares of the Stock by reason of stock dividends or stock splits, the Bank, in its discretion, may make any such adjustment that it deems appropriate in the total number of shares covered by any unexercised Organizer Options and the exercise price thereof.
     8. If the Bank shall be consolidated with or merged with or into another corporation (whether or not the Bank shall be the surviving entity), or shall sell all or substantially all of its assets as part of a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or shall reclassify or reorganize its capital structure (except a stock dividend, split, or combination covered by Section 7 hereof), the number of Shares subject to Option shall be increased or decreased to reflect the number of Shares to which the Optionee would have been entitled to receive in connection with such transaction if the Option Shares had been issued and held by Optionee on the record date for such transaction. Notice of such consolidation, merger, sale, reclassification, or reorganization and of said provisions proposed to be made shall be mailed to the Optionee not less than (30) days prior to such record date. As a condition to any reorganization, reclassification, consolidation, merger or sale, in which the Bank is not the survivor, the Bank or any successor, surviving or purchasing corporation, as the case may be, shall agree that it is bound by this Option, that it will satisfy all of the obligations of the Bank hereunder and that the Optionee shall have the right, upon exercise of this Option, on the terms and conditions hereof, to receive the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a shareholder of the number of Shares of Common Stock issuable upon exercise of this Option immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8; provided, however, that Optionee shall be required to exercise all such options within 24 months from the date of such reorganization, reclassification, consolidation, merger, or sale.
     9. When the transfer of the Stock covered by the Organizer Options may, in the opinion of the Bank, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Bank reserves the right to refuse to transfer such Stock, and shall return any tendered option price therefor.
Exhibit 10.2-2

     10. Optionee shall have none of the rights of a Shareholder with respect to any Stock subject to the Organizer Options until such Stock shall be issued upon exercise of such Option.
     11. Optionee may freely assign or transfer the Organizer Options granted in this Agreement to the extent permitted by law. Organizer Options so transferred or assigned shall remain subject to the provisions of Paragraph 5 of this Agreement.
     12. The terms of the Plan, pursuant to which this Agreement is made, are incorporated herein by reference and expressly made a part of this Agreement.
          IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and Optionee has accepted the Organizer Options, subject to the terms and conditions herein set forth, as of the date first written above.

SOUTHEAST BANK & TRUST		OPTIONEE

By:

	F. Stephen Miller, Chairman	Print name
Exhibit 10.2-3